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                                                                       EXHIBIT 8




                                        September 30, 1998

SIS Bancorp, Inc.
1441 Main Street
Springfield, Massachusetts 01102-3034
Attn:  F. William Marshall, Jr.
       President and Chief Executive Officer

Ladies and Gentlemen:

     In connection with the registration by Peoples Heritage Financial Group, Inc., a Maine corporation ("PHFG"), of shares of PHFG Common Stock for issuance
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in connection with (i) the Agreement and Plan of Merger, dated as of July 20,
1998, as amended, among PHFG, Peoples Heritage Merger Corp., a Maine corporation and wholly-owned subsidiary of PHFG ("Merger Sub"), and SIS Bancorp, Inc., a
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Massachusetts corporation (the "Company"), which agreement, as amended, and all
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other agreements expressly contemplated thereby, are collectively referred to herein as the "Agreement," and (ii) the Agreement and Plan of Merger, dated as
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of August 27, 1998, between Family Bank, FSB, a federally-chartered savings bank and a wholly-owned subsidiary of Merger Sub ("Family Bank"), and Springfield
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Institution for Savings, a Massachusetts-chartered savings bank and a wholly owned subsidiary of the Company (the "Bank"), which agreement, as amended, and
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all other agreements expressly contemplated thereby, are collectively referred to herein as the "Bank Merger Agreement," this opinion is furnished to you to be
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filed as Exhibit 8 to the Registration Statement on Form S-4- (the "Registration
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Statement") under the Securities Act of 1933, as amended (the "Securities Act"),
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filed on the date hereof with the Securities and Exchange Commission.
Capitalized terms used herein without definition have the meanings ascribed to them in the Agreement. "Code" shall mean the Internal Revenue Code of 1986, as
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amended, and "control" shall mean the ownership of stock possessing at least
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eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes (and each other class) of stock of a corporation.

     Facts.  Pursuant to the Agreement, the Company will be merged with and into
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Merger Sub, the separate corporate existence of the Company will cease, and
Merger Sub will be the surviving corporation (the "Merger").  Thereafter,
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pursuant to the Bank Merger Agreement, which itself is pursuant to the
Agreement, the Bank will be merged with and into Family Bank, with Family Bank being the surviving corporation (the "Bank Merger"). For federal income tax
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purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the Bank Merger is intended to qualify as a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Code.
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SIS Bancorp, Inc.
September 30, 1998
Page 2


     Assumptions.  In rendering our opinions, we have with your permission
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assumed the accuracy of the following assumptions as of the Effective Time, and we have assumed that the Merger and, if and when consummated, the Bank Merger, will be consummated pursuant to the terms of and in accordance with the Agreement and the Bank Merger Agreement, as applicable.

A. The Exchange Ratio and terms of the Merger will be fair and reasonable and will result in the shareholders of the Company receiving value in the Merger that is approximately equal to the fair market value of their Company shares surrendered in exchange therefor.

B. In the Merger, Merger Sub will acquire at least ninety percent (90%) of the fair market value of the net assets of the Company and at least seventy percent (70%) of the fair market value of the gross assets of the Company held immediately prior to the Merger. For purposes of this assumption, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders of the Company who receive cash or other property in the Merger, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions made by the Company in contemplation of the Merger (except for regular, normal dividends) are included as assets of the Company held immediately prior to the Merger. Moreover, liabilities of the Company to pay reorganization expenses are excluded from the computation of the fair market value of its net assets immediately prior to the Merger.

C.   PHFG is in control of Merger Sub.

D. Following the Merger, Merger Sub will not issue additional shares of stock that would result in PHFG losing control of Merger Sub.

E. Following the Merger, Merger Sub will not issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Merger Sub that, if exercised or converted, would result in PHFG losing control of Merger Sub.

F. Neither PHFG nor Merger Sub has any plan or intention, either directly or indirectly through an affiliate, to reacquire any of the PHFG stock issued in the Merger.

G.   PHFG has no plan or intention to liquidate Merger Sub.

H. PHFG has no plan or intention to merge Merger Sub with another corporation, unless Merger Sub is the surviving corporation of such merger.

I. PHFG has no plan or intention to sell or otherwise dispose of any of the stock of Merger Sub following the Merger, except for transfers permitted by
     Section 368(a)(2)(C) of the Code and the administrative authorities under
     Section 368 of the Code.
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SIS Bancorp, Inc.
September 30, 1998
Page 3


J. PHFG has no plan or intention to cause or to permit Merger Sub following the merger to sell or otherwise dispose of any of its assets acquired in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers permitted by Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code, or (iii) the Bank Merger.

K. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

L. Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

M. Other than as provided in the Agreement or the Bank Merger Agreement, PHFG, the Company, the shareholders of the Company, Family Bank, and the Bank have paid and will pay their respective expenses, if any, incurred in connection with either the Merger or the Bank Merger.

N. No dividends or distributions have been or will be made with respect to the stock of the Company immediately preceding or in contemplation of the Merger, other than regular normal dividends as contemplated by Section 5.6(a)(i) of the Agreement.

O. There is no intercorporate indebtedness existing between or among any of PHFG, Merger Sub, the Company, Family Bank, or the Bank that was issued, acquired, or will be settled at a discount.

P. None of PHFG, Merger Sub, the Company, Family Bank, or the Bank is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Q. None of PHFG, Merger Sub, the Company, Family Bank, or the Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

R. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

S.   No stock of Merger Sub will be issued in the Merger.

T. The payment of cash in lieu of fractional shares of PHFG Common Stock is solely for the purpose of avoiding the expense and inconvenience to PHFG of issuing fractional shares
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SIS Bancorp, Inc.
September 30, 1998
Page 4

     and does not represent separately-bargained-for consideration. The total cash consideration that will be paid in the Merger to the shareholders of the Company instead of issuing fractional shares of PHFG Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the shareholders of the Company in exchange for their shares of Company stock. The fractional share interests of each shareholder of the Company will be aggregated, and no shareholder of the Company will receive, for such shareholder's fractional share interests, cash in an amount equal to or greater than the value of one full share of PHFG Common Stock.

U. Any compensation paid by PHFG or an affiliate of PHFG to any shareholder-employee or shareholder-consultant of the Company will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the compensation paid to any such shareholder-employee or shareholder-consultant of the Company will be separate consideration for, or allocable to, any of his Company shares. None of the PHFG Common Stock received by any such shareholder-employee or shareholder-consultant of the Company pursuant to the Merger will be separate consideration for, or allocable to, any employment, consulting, or similar agreement or arrangement.

V. Neither the Company nor the Bank is, or within the past five (5) years has been, a "United States real property holding corporation" as defined in
     Section 897(c)(2) of the Code, and the Company will supply to its foreign shareholders any required statements to that effect pursuant to Treasury Regulations (S) 1.897-2(g)-(h).

W. As of the Closing of the Merger, (i) the PHFG Rights Agreement remains in effect as executed, (ii) there has not occurred any Distribution Date (as that term is defined under the PHFG Rights Agreement), nor has there occurred any event which with notice or lapse of time would give rise to such a Distribution Date, (iii) the rights of the PHFG shareholders under the PHFG Rights Agreement are neither separately tradable nor represented by any certificate other than the common stock certificate for PHFG's shares, and (iv) the likelihood that such rights will, at any time, be exercised is both remote and speculative and, at the time PHFG's Board of Directors adopted the PHFG Rights Agreement, the likelihood that such rights would, at any time, be exercised was both remote and speculative. The principal purpose of the issuance of such rights was to establish a mechanism by which PHFG could, in the future, provide its shareholders with rights to acquire stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire PHFG.

X. As of the Closing of the Merger, (i) there has not occurred any Distribution Date (as that term is defined under the Company Rights Agreement), nor has there occurred any event which with notice or lapse of time would give rise to such a Distribution Date, and (ii) the Company Rights Agreement, as amended by the Amendment to Rights Agreement, dated
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SIS Bancorp, Inc.
September 30, 1998
Page 5

     as of July 20, 1998, between the Company and Chase Mellon Shareholder Services, L.L.C., as rights agent (such Rights Agreement, as amended, the "Company Rights Agreement"), shall terminate and the Company Rights shall
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     have expired in accordance with Section 7(a)(iv) of the Company Rights
     Agreement.

Y.   The terms of the Bank Merger will be fair and reasonable.

Z. Family Bank has no plan or intention to sell or otherwise dispose of any of the assets of the Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business, or transfers permitted by Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code.

AA. The liabilities of the Bank assumed by Family Bank and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business.

BB. Following the Bank Merger, Family Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

CC. No dividends or distributions have been or will have been made with respect to the stock of the Bank immediately preceding or in contemplation of the Bank Merger, other than regular normal dividends.

DD. The fair market value of the Bank's assets transferred to Family Bank in the Bank Merger will equal or exceed the sum of the Bank's liabilities assumed by Family Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

EE. Immediately prior to the Bank Merger, Merger Sub will be the only shareholder who owns an interest in the outstanding stock of the Bank, and Merger Sub will be the only shareholder who owns an interest in the outstanding stock of Family Bank.

FF. No event occurring subsequent to the execution of the Agreement has come to the attention of PHFG, Merger Sub, or the Company that causes it to believe that any of the information (including, but not limited to, all representations, warranties, covenants, and undertakings) set forth therein, insofar as such information relates to PHFG, Merger Sub, or the Company or to the plans and intentions of PHFG, Merger Sub, or the Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
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SIS Bancorp, Inc.
September 30, 1998
Page 6

     Opinions.  Based on the foregoing facts and assumptions, and assuming the
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accuracy thereof, we are of the opinion that, for federal income tax purposes:

     1. The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     2. PHFG, Merger Sub, and the Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by a Company shareholder who receives solely PHFG Common Stock in the Merger, except in respect of cash received by such shareholder in lieu of fractional shares of PHFG Common Stock (as discussed below).

     4. A Company shareholder who receives cash in the Merger in lieu of a fractional share interest in PHFG Common Stock will be treated as if the fractional share interest was actually received by such shareholder as part of the Merger and then redeemed by PHFG, resulting in the cash that the shareholder receives in lieu of a fractional share interest being treated as having been received in full payment in a taxable sale of the stock redeemed as provided in Section 302(a) of the Code.

     5. The basis of the PHFG Common Stock received by a Company shareholder receiving solely PHFG Common Stock in the Merger will be the same as his or her basis in the Company Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received. Section 358 of the Code.

     6. The holding period of PHFG Common Stock to be received in the Merger by a Company shareholder will include his holding period in the Company stock surrendered in exchange therefor, provided that the Company stock surrendered was held as a capital asset on the date of the Merger. Section 1223(1) of the Code.

No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above, and in particular, we express no opinion with respect to the state or local tax treatment of the Merger. In addition, no opinion is expressed concerning the consequences of canceling and retiring shares of Company stock held either directly or indirectly by PHFG or its wholly owned subsidiaries pursuant to Section 2.3(c) of the Agreement.
Also, this opinion may not be applicable to Company shareholders who received their Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

     Miscellaneous.  The foregoing opinions are based on the Code as in effect
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on the date hereof and administrative and judicial interpretations of it.  No assurance can be given that the
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SIS Bancorp, Inc.
September 30, 1998
Page 7

Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

     This opinion is not intended to constitute the closing opinion required by
Section 6.2(e) of the Agreement, which closing opinion will be delivered at the Closing and be based upon executed representations made by the appropriate officers on behalf of PHFG, the Company, Family Bank, and the Bank.

     This opinion is intended solely for the benefit and use of SIS Bancorp, Inc. and its shareholders, and it is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without in each instance our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "THE MERGER - Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Sullivan & Worcester LLP

                                        SULLIVAN & WORCESTER LLP